News Release

FOR IMMEDIATE RELEASE                                  CONTACT
November 10, 2006                                     Craig Renner
                                 301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
SEPTEMBER 30, 2006; DECLARES DIVIDEND

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $3,002,000, or $0.58 per share, on revenue of $70,113,000 for the nine months ended September 30, 2006. This compares to net income of $1,905,000, or $0.37 per share, on revenue of $40,609,000 for the nine months ended September 30, 2005. The Company also announced a cash dividend of $0.10 per share, payable on December 11, 2006 to shareholders of record on November 27, 2006.
For the quarter ended September 30, 2006, the Company reported net income of $2,044,000, or $0.39 per share, on revenues of $24,421,000. This compares to net income of $389,000, or $0.07 per share, on revenues of $12,136,000 for the same period in 2005.
As announced in our first quarter 2006 earnings release, ACPT adopted the accounting requirements of EITF 04-05, which requires consolidation of entities on which the general partner exercises control, as defined, regardless of ownership percentage. As a result, an additional 11 property partnerships were consolidated in the GAAP financial statements for the nine and three months ended September 30, 2006 that were previously accounted for under the equity method in the same periods of 2005. For the nine months ended September 30, 2006, the addition of these partnerships increased our revenues and operating income by $20,684,000 and $6,263,000, respectively. However, since the limited partners in most of these partnerships have negative capital accounts and the Company cannot record a negative minority interest, consolidating these properties, as opposed to accounting for them under the equity method, reduced net income by $1,113,000 for the nine months ended September 30, 2006.
“ACPT’s diversity of operations, which include homebuilding, property management, and residential as well as commercial land development, provide the company with broad sources of revenue that have helped us maintain our financial performance even as the housing market has cooled on the national level,” said J. Michael Wilson, Chairman and Chief Executive Officer. “As a result, I’m pleased to note that we can report to our investors strong net income, strong earnings per share, and announce the payment of another quarterly dividend.” Mr. Wilson also noted that, in the fourth quarter, the Company initiated occupancy of its newest St. Charles-based apartment community, Sheffield Greens.
Edwin L. Kelly, President and Chief Operating Officer, said that in Parque Escorial during the first nine months of 2006 the Company settled 65 condominium units within Torres del Escorial, generating revenues of $16,343,000. As of September 30, 2006, an additional 15 units in Torres were under contract at an average selling price of $281,000 per unit; this represents substantial completion of sales of units in the first three buildings. Sales of units in the fourth building commenced at the end of the third quarter; though the residential real estate market in San Juan has softened, the Company expects to complete sales of these units in the second quarter of 2007. For the nine months ended September 30, 2005, the Company sold 9.7 acres of commercial land in Puerto Rico for $10,397,000 with no comparable land sales in 2006.
Community development land sales revenue in St. Charles increased to $11,317,000 for the nine months ended September 30, 2006 compared to $6,485,000 for the nine months ended September 30, 2005. Community development land sales revenue increased $530,000 to $4,691,000 for the three months ended September 30, 2006 compared to $4,161,000 for the three months ended September 30, 2005. “Community development revenue for the nine months reflects the sale of 56 residential lots in Fairway Village and the sale of 10.46 commercial acres in St. Charles,” said Mr. Kelly. As of September 30, 2006, the Company reported a backlog of 10.68 commercial acres under contract for a total of $5,069,000 as well as 43 developed residential lots ready for delivery.
“Prices for our residential lots in Fairway Village remain relatively stable, as Lennar continues to settle homes in excess of $450,000,” said Mr. Kelly. “As a result, during the first nine months of 2006, ACPT recognized $2,594,000 of additional revenue for lots that were previously sold to Lennar in 2005 based on the final settlement price of the homes.”
Mr. Kelly also noted that  Lennar plans to take down approximately 75 lots in the fourth quarter for a total of 131 lots in 2006. The Company expects to have approximately 200 fully developed lots in inventory by the end of 2006 and available for delivery in 2007, in accordance with ACPT’s sales agreement with Lennar.
In October and November, the Company opened for occupancy the first three of the nine buildings that will comprise Sheffield Greens Apartments, currently under construction in St. Charles’ Fairway Village. “Delivery of the remaining units is expected to continue through the beginning of 2007,” said Mr. Kelly. “Currently approximately 31% of the property’s 252 units are leased, which is a testament to the continued strong demand for apartment units in our planned community.”
Mr. Kelly emphasized that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

Company Information
ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the quarterly report on Form 10-Q for the nine-month period ended September 30, 2006, which are on file with the Securities and Exchange Commission.

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Unaudited Financial Highlights

	For the Nine Months Ended			For the Three Months Ended
	9/30/2006		9/30/2005	9/30/2006	9/30/2005

Revenues	$ 70,113,000		$ 40,609,000	$ 24,421,000	$ 12,136,000

Expenses	52,793,000		33,812,000	18,078,000	9,945,000

Operating Income	17,320,000		6,797,000	6,343,000	2,191,000

Interest and other income	838,000		780,000	620,000	134,000

Equity in earnings from unconsolidated entities	510,000		904,000	167,000	276,000

Interest expense	(10,915,000)		(4,917,000)	(3,715,000)	(1,538,000)

Minority interest in consolidated entities	(2,997,000)		(372,000)	(331,000)	(134,000)

Income before provision for income taxes	4,756,000		3,192,000	3,084,000	929,000

Provision for income taxes	1,754,000		1,287,000	1,040,000	540,000

Net income	$ 3,002,000		$ 1,905,000	$2,044,000	$ 389,000

Earnings per share
Basic and Diluted	$ 0.58		$ 0.37	$ 0.39	$ 0.07
Weighted average shares outstanding
Basic and Diluted	5,199,000		5,194,000	5,201,000	5,198,000

Cash Dividends per share	$ 0.73	*	$ 0.30	$ 0.10	$ 0.10

*Year to date 2006 cash dividends per share includes a special dividend related to the previously disclosed settlement of an income tax matter.
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